PROSPECTUS and	PRICING SUPPLEMENT NO. 13
PROSPECTUS SUPPLEMENT, each	Dated September 8, 2015
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $18,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$350,000,000 Floating Rate Senior Notes Due July 11, 2017

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESZ3 / US24422ESZ33

Date of Issue:	September 11, 2015

Maturity Date:	July 11, 2017

Principal Amount:	$350,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3-Month

Spread:	LIBOR + 45 bps

Initial Interest Determination Date:	September 9, 2015

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 11th of January, April, July and October, commencing on October 11, 2015 (short first coupon) and ending on the maturity date.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:	Quarterly on the 11th of January, April, July and October, commencing on October 11, 2015 (short first coupon) and ending on the maturity date.

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000% plus accrued interest from September 11, 2015

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$105,000,000
Goldman, Sachs & Co.	105,000,000
HSBC Securities (USA) Inc.	105,000,000
BNP Paribas Securities Corp.	11,667,000
Credit Agricole Securities (USA) Inc.	11,667,000
U.S. Bancorp Investments, Inc.	11,666,000
Total	$350,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from September 11, 2015 if settlement occurs after that date.